Exhibit 99.1

Bogota Financial Corp. Reports Results

for the Fourth Quarter and Twelve

Months Ended December 31, 2019

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, February 3, 2020 – Bogota Financial Corp. (the “Company”) (NASDAQ: BSBK), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three and twelve months ended December 31, 2019. Net income for the three months ended December 31, 2019 was $787,000, $62,000 or 7.3%, less than the comparable prior year period. Net Income for the twelve months end December 31, 2019 was $2.4 million, $1.7 million, or 41.3%, less than the previous year.

On January 15, 2020, the Company became the holding company for the Bank when it closed its stock offering in connection with the completion of the reorganization of the Bank into a two-tier mutual holding company form of organization. The Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million, and issued 7,236,640 shares to Bogota Financial, MHC, its mutual holding company parent.

Other Financial Highlights:

•	Total assets grew $101.6 million, or 15.3%, to $766.6 million from December 31, 2018.

•	Net loans increased $10.5 million, or 2.0%, to $537.2 million from year-end 2018.

•	Total deposit balances were $497.7 million at December 31, 2019, decreasing $12.5 million, or 2.5%, during the twelve months then ended.

•

Return on average assets was 0.43% for the three-month period compared to 0.63% for the corresponding period of 2018. Return on average assets were 0.36% for the twelve-month period compared to 0.63% for the comparable prior year.

•	Return on average equity was 4.25% for the fourth quarter compared to 5.72% for the same period of 2018. Return on average equity was 3.30% for the twelve month period compared to 5.89% for 2018.

Joseph Coccaro, President and Chief Executive Officer, said “We are pleased with the successful strategy undertaken to expand our loan portfolio and the positive overall impacts on assets and income. Efforts to expand our market presence, improve and expand our technology platform and offerings, manage our interest rate risk, improve loan quality, and control our loan delinquencies continued during the quarter.”

Income Statement Analysis

Compared to the fourth quarter of 2018, net interest income decreased $207,000, or 6.8%, to $2.8 million. Our net interest margin decreased from 1.90% to 1.60%, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 8.1% to 120.0%. For the year ended December 31, 2019, net interest income decreased $2.1 million, or 15.6%, to $11.2 million. Overall there was a 39 basis point decline in net interest margin to 1.73%, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 1.5% to 112.3%. The decline in net interest margin during 2019 was mostly due to the higher cost of funds and an inverted yield curve.

We recorded no provision for loan losses for the three and twelve months ended December 31, 2019 as credit quality for the Bank remained very strong.

Non-interest income was $131,000 for the three months ended December 31, 2019, a decrease of $11,000, or 7.5%, compared to $142,000 in the prior year. For the twelve months ended December 31, 2019, non-interest income totaled $543,000, a decrease of $71,000, or 11.5%, from the prior year. Lower earnings on Bank Owned Life Insurance was the primary reason for the decline during both periods.

For the fourth quarter, non-interest expenses decreased $233,000 to $1.9 million, over the comparable 2018 period. Salaries and employee benefits increased $91,000 or 8.6%, attributable to annual salary merit increases, production incentives, employee benefit increases and additions to staff. The reduction of other general operating expenses was mainly due to increases in data processing costs associated with a data center conversion during the 2018 period that were nonrecurring during the 2019 period.

For the twelve months ended December 31, 2019, non-interest expenses increased $118,000, or 1.4%, to $8.4 million, as compared to last year. During that period salaries and employee benefits increased $388,000, or 8.7%. Both comparative periods were positively impacted by a reduction in our FDIC assessment and lower data processing costs.

Balance Sheet Analysis

Total assets were $766.6 million at December 31, 2019, representing an increase of $101.6 million, or 15.3%, from December 31, 2018. Net loans increased $10.5 million or 2.0%, due to new productions of $87.3 million of primarily real estate loans, which were partially offset by $76.8 million in repayments. Securities held to maturity decreased $14.0 million mostly due to maturities in municipal bonds and government agency bonds that were not replaced. Cash and due from banks increased $103.3 million during the period primarily as a result of $90.4 million in offering subscriptions.

Delinquent loans decreased $508,000, or 47.2%, between year-end and December 31, 2019, finishing at 0.1% of total loans, or $569,000. During the same timeframe, non-performing assets decreased $391,000, or 39.9%, to $590,000. Our reserve as a percentage of total gross loans was 0.4% at December 31, 2019.

Total liabilities increased $99.1 million, or 16.7%, to $691.6 million mainly due to $90.4 million in gross subscriptions and an increase of $22.5 million in Federal Home Loan Bank advances, partially offset by a $12.5 million, or 2.5%, decrease in deposits.

Stockholders’ equity increased $2.5 million to $75.0 million, primarily due to net income of the Bank. At December 31, 2019, the Company’s ratio of stockholders’ equity-to-total assets was 10.96%, compared to 11.08% at December 31, 2018.

EXPLANATORY NOTE

The Company was formed to serve as the mid-tier stock holding company for the Bank in connection with the reorganization of the Bank and its mutual holding company, Bogota Financial, MHC, into the two-tier mutual holding company structure. As of December 31, 2019, the reorganization had not been completed and the Company had no assets or liabilities and had not conducted any business activities other than organizational activities. Accordingly, the unaudited financial statements and other financial information contained relate solely to the consolidated financial results of the Bank.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from two offices located in Bogota and Teaneck, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Cash and due from banks	$5,176,241	$5,744,106
Interest-bearing deposits in other banks	122,686,318	18,773,496

Cash and cash equivalents	127,862,559	24,517,602
Securities available for sale	13,748,561	13,599,806
Securities held to maturity (fair value of $56,582,300 and $68,802,922, respectively)	56,093,317	70,048,579
Loans, net of allowance of $2,016,175 and $1,976,175, respectively	537,157,217	526,669,660
Premises and equipment, net	4,196,753	4,656,903
Federal Home Loan Bank (FHLB) stock	5,672,700	4,684,300
Accrued interest receivable	2,021,360	1,946,768
Bank owned life insurance	17,409,745	17,004,105
Other assets	2,450,042	1,880,815

Total Assets	$766,612,254	$665,008,538

Liabilities and Equity
Liabilities
Non-interest bearing	$16,122,231	$12,500,091
Interest bearing	481,627,221	497,793,237

Total Deposits	497,749,452	510,293,328
FHLB advances	97,092,484	74,638,690
Advance payments by borrowers for taxes and insurance	3,191,706	4,332,611
Subscription offering proceeds	90,349,840	—
Other liabilities	3,250,925	3,266,141

Total liabilities	691,634,407	592,530,770

Equity
Retained earnings	75,291,512	72,794,887
Accumulated other comprehensive loss	(313,665)	(317,119)

Total equity	74,977,847	72,477,768

Total liabilities and equity	$766,612,254	$665,008,538

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(audited)
Interest income
Loans	$5,082,818	$4,824,863	$20,229,978	$19,188,860
Securities
Taxable	446,941	486,164	1,830,199	1,863,592
Tax-exempt	11,667	40,448	89,453	120,234
Other interest-earning assets	332,643	198,383	992,486	813,617

Total interest income	5,874,069	5,549,858	23,142,116	21,986,303

Interest expense
Deposits	2,477,058	2,098,299	9,910,147	7,450,527
FHLB advances	575,099	422,555	2,062,578	1,306,880

Total interest expense	3,052,157	2,520,854	11,972,725	8,757,407

Net interest income	2,821,912	3,029,004	11,169,391	13,228,896
Provision for loan losses	—	—	—	—

Net interest income after provision for loan losses	2,821,912	3,029,004	11,169,391	13,228,896

Non-interest income
Fees and service charges	25,492	22,930	111,379	120,652
Bank owned life insurance	100,498	111,993	405,639	456,432
Other	5,401	7,090	26,262	37,100

Total non-interest income	131,391	142,013	543,280	614,184

Non-interest expense
Salaries and employee benefits	1,160,888	1,069,399	4,865,342	4,476,976
Occupancy and equipment	166,904	164,294	680,421	690,365
FDIC insurance assessment	(30,839)	46,879	44,457	193,452
Data processing	98,200	376,795	919,158	1,034,839
Advertising	77,136	80,000	262,136	260,000
Director fees	162,868	165,289	661,464	671,732
Professional fees	79,514	49,278	285,614	225,278
Other	159,578	154,823	715,555	763,170

Total non-interest expense	1,874,249	2,106,757	8,434,147	8,315,812

Income before income taxes	1,079,054	1,064,260	3,278,524	5,527,268
Income tax expense	292,245	215,585	850,612	1,390,591

Net income	$786,809	$848,675	$2,427,912	$4,136,677

BOGOTA FINANCIAL CORP. SELECTED RATIOS
	At or For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(audited)
Performance Ratios (1):
Return on average assets (2)	0.43%	0.63%	0.36%	0.63%
Return on average equity (3)	4.25%	5.72%	3.30%	5.85%
Interest rate spread (4)	1.27%	1.75%	1.51%	1.97%
Net interest margin (5)	1.60%	1.90%	1.73%	2.12%
Efficiency ratio (6)	69.66%	66.50%	72.01%	60.07%
Average interest-earning assets to average interest-bearing liabilities	119.97%	111.00%	112.28%	110.68%
Net loans to deposits	107.92%	103.60%	107.92%	103.60%
Equity to assets (7)	10.12%	10.96%	10.96%	11.08%
Capital Ratios:
Tier 1 capital (to adjusted total assets)			10.78%	11.19%
Tier 1 capital (to risk-weighted assets)			17.29%	17.85%
Total capital (to risk-weighted assets)			17.76%	18.34%
Common equity Tier 1 capital (to risk-weighted assets)			17.29%	17.85%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.37%	0.37%
Allowance for loan losses as a percent of non-performing loans			341.76%	201.37%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.11%	0.19%
Non-performing assets as a percent of total assets			0.08%	0.15%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2018 and 2019.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.